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As filed with the Securities and Exchange Commission on April 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST REGIONAL BANCORP
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	95-3582843 (I.R.S. Employer Identification Number)

1801 Century Park East
Los Angeles, California 90067
(310) 552-1776
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

Thomas E. McCullough
Corporate Secretary, First Regional Bancorp
and Executive Vice President and
Chief Operating Officer, First Regional Bank
1801 Century Park East
Los Angeles, California 90067
(310) 552-1776
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:

Steven J. Sweeney, Esq. Executive Vice President and General Counsel First Regional Bank 1801 Century Park East Los Angeles, California 90067 (310) 552-1776	Gary M. Horgan, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 (818) 340-6100

        Approximate Date of Commencement of Proposed Sale to the Public:    From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value per share	583,465 shares(1)	$30.50(2)	$17,795,683(2)	$2,255(3)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock to be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on a per share price of $30.50, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on April 12, 2004.

(3)
Fee calculated based on $126.70 per $1,000,000 of the estimated maximum aggregate offering price of the common stock, as determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #7 for Fiscal Year 2004 (Release 2004-10) of the Securities and Exchange Commission. Fee paid herewith.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant hereto until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 15, 2004

PROSPECTUS

FIRST REGIONAL BANCORP

583,465 Shares

COMMON STOCK

        On March 25, 2004, First Regional Bancorp issued and sold 583,465 shares of its common stock, no par value per share (referred to as the "Shares"), in private placement transactions. Certain of the selling shareholders, and/or their affiliates, also own 6% Convertible Subordinated Debentures due 2023, which debentures are convertible into shares of First Regional common stock at the option of the holder. The selling shareholders have represented to First Regional that they do not beneficially own any shares of First Regional common stock, other than the shares offered hereby and the other shares set forth under "Selling Shareholders" on page 17. The shares of First Regional common stock offered hereby represent approximately 17% of First Regional's currently outstanding common stock. If the selling shareholders converted all of their Convertible Subordinated Debentures, they would own approximately 25% of First Regional's outstanding common stock, based on the initial conversion price for the debentures of $27.50 and 3,500,795 shares of common stock outstanding as of April 15, 2004.

        This prospectus and the documents incorporated by reference herein provide a description of the First Regional common stock that the selling shareholders may offer from time to time. The prospectus will be used by the selling shareholders to offer such securities as set forth in the discussion entitled "Plan of Distribution."

        The selling shareholders will receive all of the proceeds from the sale of the First Regional common stock offered pursuant to this prospectus. First Regional will not receive any proceeds from the sale of the First Regional common stock offered pursuant to this prospectus.

        First Regional's common stock is traded on the Nasdaq National Market (symbol: FRGB). On April 15, 2004, the last reported sales price per share of First Regional common stock was $30.25.

        Investing in First Regional common stock involves risks that are described in the "Risk Factors" section of this prospectus beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this prospectus is                        , 2004

PROSPECTUS SUMMARY

        The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the financial data and related notes, the discussion entitled "Risk Factors" beginning on page 5 and the documents incorporated by reference before making a decision to invest in First Regional common stock offered hereby.

About this Prospectus

        This prospectus forms a part of a registration statement that First Regional Bancorp, referred to as First Regional, filed with the Securities and Exchange Commission, referred to as the SEC, using a "shelf" registration process. Under this shelf process, the selling shareholders may sell any of the shares of First Regional common stock they acquired in First Regional's March 25, 2004 private placement in one or more offerings.

        This prospectus provides you with a general description of the shares of First Regional common stock the selling shareholders may offer from time to time. Each time selling shareholders desire to sell shares of First Regional common stock covered hereby, First Regional will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described in the discussion entitled "Where You Can Find More Information; Incorporation of Documents by Reference."

First Regional Bancorp

        First Regional Bancorp was incorporated in California as Great American Bancorp on February 18, 1981 for purposes of becoming a bank holding company and acquiring all of the outstanding common stock of First Regional Bank, formerly Great American Bank, which was organized and received its banking charter from the State of California in 1979. Both First Regional and the Bank changed their names from Great American to First Regional in connection with the sale of the Great American name to another financial institution in 1987. We have operated continuously in Century City since our inception.

        We are a one-bank holding company and First Regional Bank is our principal subsidiary. The common stock of First Regional is publicly traded and is held by approximately 700 shareholders, with the officers, directors, and their related interests controlling approximately 42% of our outstanding shares of common stock.

        The Bank currently has eight regional offices in Los Angeles, Orange and Ventura counties, and we may establish additional regional offices in the years to come. The Bank's core banking operations also include a Merchant Services division, which provides credit card and Automated Clearing House (ACH) processing for merchants. In addition to its core banking operations, the Bank has two additional business segments, one of which is administrative services performed by the Bank's subsidiary, Trust Administration Services Corp., or "TASC." TASC provides administrative and custodial services for self-directed retirement plans. The Bank's other business segment is its Trust and Investment Division, which provides trust services for living trusts, investment agency accounts, IRA rollovers, and all forms of court-related matters. While we have no formal acquisition plans, we remain open to such possibilities should competitive circumstances make them advisable or should significant opportunities present themselves.

        Our emphasis from our inception has been on meeting the financial services needs of businesses and professionals and we seek to continue to increase our penetration and visibility in the local business community, to increase lending activity and to obtain higher levels of core deposits from businesses and professionals.

        Real estate related lending has always been an important part of our loan activity, in part due to the unique expertise and industry knowledge of our officers and directors. We will seek to maintain and improve our position in the real estate finance arena to borrowers of proven expertise and financial strength.

Additional Information About First Regional

        Our common stock is traded on the Nasdaq National Market under the symbol "FRGB." Our headquarters are located at 1801 Century Park East, Suite 800, Century City, CA 90067. Our phone number is (310) 552-1776 and our website is www.firstregional.com.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are filed electronically with the SEC and are available at the SEC's website, www.sec.gov. In addition, you may request a copy of any SEC filing at no cost, by writing to First Regional Bancorp, Attention: Chief Financial Officer, at the address above.

Ratio of Earnings to Fixed Charges

        The ratio of earnings to fixed charges of First Regional for each of the periods indicated is as follows:

Fiscal Year
1999	2000	2001	2002	2003
1.659x	1.814x	1.802x	2.624x	3.187x

        Please see the section entitled "Ratio of Earnings to Fixed Charges" below for an explanation as to how the Ratio of Earnings to Fixed Charges is calculated.

The Offering

Issuer	First Regional Bancorp
Securities offered	583,465 shares of First Regional common stock.
Use of proceeds
The selling shareholders will receive all of the proceeds from the sale of the First Regional common stock offered pursuant to this prospectus. First Regional will not receive any of the proceeds from the resale of the securities offered pursuant to this prospectus.
Registration rights
Pursuant to a registration rights agreement, First Regional agreed, subject to specified conditions, to file with the SEC on or before April 24, 2004 and to use its best reasonable efforts to cause to become effective on or before June 23, 2004, the registration statement of which this prospectus forms a part, referred to as the shelf registration statement. If First Regional fails to comply with certain obligations under the registration rights agreement, liquidated damages will be payable on the shares. First Regional has filed the shelf registration statement with the SEC. See "Registration Rights" on page 14.
Listing of common stock	First Regional common stock is listed on the Nasdaq National Market under the symbol "FRGB."
Risk factors	You should read the discussion entitled "Risk Factors" beginning on page 5 of this prospectus so that you understand the risks associated with an investment in First Regional common stock.

RISK FACTORS

        Investing in First Regional common stock involves risks. In addition to the other information contained in this private placement memorandum, you should consider carefully the following risks before purchasing our securities. If any of these risks occurs, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

        We are highly dependent on real estate and events that negatively impact the real estate market could hurt our business.

        A significant portion of our loan portfolio is dependent on real estate. At March 31, 2004, real estate served as the principal source of collateral with respect to approximately 84% of our loan portfolio. Our financial condition may be adversely affected by a decline in the value of the real estate securing our loans and, while we presently own no real estate, a decline in the value of real estate that may be owned by us in the future could adversely impact our financial condition. In addition, acts of nature, including earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition. This is particularly significant in light of the fact that substantially all of the real estate that makes up the collateral of our real estate secured loans is located in Southern California, where earthquakes and fires are common.

        Economic conditions in the Southern California area could adversely affect our operations.

        Our banking operations are concentrated primarily in Los Angeles, Orange and Ventura Counties. As a result of this geographic concentration, our results of operations depend largely upon economic conditions in these areas. Deterioration in economic conditions in our market area could have a material adverse impact on the quality of our loan portfolio and the demand for our retail and commercial banking products and services, which in turn may have a material adverse effect on our results of operations.

        We are dependent on the continued services of First Regional's management.

        First Regional's continued success depends on the retention, recruitment and continued contributions of First Regional's key management, including Jack A. Sweeney, our Chairman and Chief Executive Officer, H. Anthony Gartshore, our President, Thomas E. McCullough, our Corporate Secretary and Executive Vice President and Chief Operating Officer of the Bank, and others who have relationships with customers of First Regional Bank. The loss of such key personnel could have an adverse affect on First Regional's growth and profitability, and many of these persons would be difficult or impossible to replace. The competition for qualified personnel is intense. The loss of services of members of First Regional's key personnel could have a material adverse effect on First Regional's business, financial condition and results of operations.

        We face strong competition from financial service companies and other companies that offer banking services that could hurt our business.

        The banking business in California, generally, and in the Los Angeles, Orange and Ventura County areas where the Bank's headquarters are located, specifically, is highly competitive with respect to both loans and deposits and is dominated by major banks, both domestic and foreign, which have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks, but also with small independent banks located in its service areas. Among the advantages which the major banks have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank's service area offer certain services that are not offered directly by the Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. In addition, the Bank faces direct competition from newly chartered banks which are formed from time to time in the Bank's service area.

        Moreover, banks generally, and the Bank in particular, face increasing competition for loans and deposits from non-bank financial intermediaries such as savings and loan associations, thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions. Money market funds offer rates competitive with, or higher than those of, banks, and an increasingly sophisticated financial services industry continually develops new products for businesses and consumers that compete with banks for investment dollars. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities compete with banks in the acquisition of deposits.

        Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending upon the nature or level of competition.

        We may not or will not sustain recent growth trends.

        First Regional has grown substantially in recent years, including with respect to net income, assets, net loans, deposits and other benchmarks. For example, First Regional's net income for the year ended December 31, 2003, as well as its assets, net loans and deposits as of December 31, 2003, all rose by more than 50% from the same period or date in 2002. It is unlikely that First Regional will maintain such growth patterns. In particular, management believes that First Regional will not sustain such growth on a percentage basis over the next several years.

        Our substantial growth presents certain risks, including a decline in credit quality or capital adequacy.

        First Regional's substantial asset growth of recent years may continue, even if not at the same percentage rate we have experienced in recent years. Such growth presents certain risks. While management believes that First Regional has maintained good credit quality relative to its peers notwithstanding such growth, substantial growth is frequently associated with a decline in credit quality. Accordingly, continued substantial asset growth could lead to a decline in our credit quality in the future. In addition, continued substantial asset growth could cause a decline in First Regional's or the Bank's capital adequacy for regulatory purposes, which could in turn cause First Regional to raise additional capital in the future to regain "well capitalized" status. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Sources of Funds, and Capital Resources" on pages 29 through 31 of our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

        Failure to successfully execute our strategy could adversely affect our performance.

        Our financial performance and profitability depends on our ability to execute our corporate growth strategy. Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Accordingly, there can be no assurance that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

        In addition, we may not be able to achieve one or more of our goals, including a return on equity (ROE) of 15% or greater, a return on assets (ROA) of 1.2% or greater, and an efficiency ratio below 60%. There can be no assurance that we will achieve these or other goals in the future. These and other goals of ours are described under "Our Goals and Strategy" in Item 9 of our Current Report on Form 8-K, as filed with the SEC on November 6, 2003, which report is incorporated herein by reference.

        In addition, while we have no formal acquisition plans, we remain open to such possibilities should competitive circumstances make them advisable or should significant opportunities present themselves. Even if we identify an acquisition candidate, there can be no assurance that we will be able to effect an acquisition at a reasonable price or upon favorable terms. Moreover, if we effect an acquisition, there can be no assurance that we will be able to successfully integrate the acquired company with our own, or that the acquisition will be otherwise successful or profitable.

        Our performance and growth are dependent on our maintaining a high quality of service for our customers, and will be impaired by a decline in our quality of service.

        Our continued growth is dependent on our maintaining a high quality of service for our customers. As we continue to grow, it may become increasingly difficult to maintain high service quality for our customers. This could cause a decline in our performance and growth with respect to net income, deposits, assets and other benchmarks.

        Our size subjects us to lower lending limits than many of our competitors are subject to.

        The Bank is subject to lending limits, calculated as a function of the Bank's capital. Because of the Bank's size, the Bank is limited in the size of loans it is able to make, singly or in the aggregate, to existing or potential customers. As of March 31, 2004, our lending limit for secured loans was approximately $23,500,000 and our lending limit for unsecured loans was approximately $14,000,000. In the event that a customer's loan demands exceed the Bank's lending limits, the Bank may attempt to arrange for such loans on a participation basis with its correspondent banks. Where this is not feasible, the Bank may be unable to make the loan. This may result in the loss of existing or prospective business.

        We are subject to other government regulation that could limit or restrict our activities, which in turn could adversely impact our operations.

        The financial services industry is regulated extensively. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, rather than our shareholders. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time.

        New laws and regulations or changes in existing laws and regulations or repeal of existing laws and regulations may adversely impact our business. The impact on us and our financial performance of the recently enacted Sarbanes-Oxley Act of 2002 and various rule makings by the SEC and the NASD cannot presently be determined. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects economic conditions for us.

        If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

        A significant source of risk for us arises from the possibility that losses will be sustained if a significant number of our borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans and guaranties. This risk increases when the economy is weak. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the loan loss reserve, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

        Our business is subject to interest rate risk and changes in interest rates may adversely affect our performance and financial condition.

        Our earnings are impacted by changing interest rates, which are unpredictable and beyond our control. Changes in interest rates impact the demand for new loans, the credit profile of our borrowers, the rates received on loans and securities and rates paid on deposits and borrowings. The difference between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, we would expect our interest rate spread to increase if interest rates rise and, conversely, to decline if interest rates fall. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

        We could be adversely affected by general economic conditions.

        A decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans and the ability of borrowers to repay outstanding loans, which could adversely affect our financial condition and results of operations in general and the market value of First Regional's common stock.

        We are exposed to risk of environmental and other liabilities with respect to properties to which we take title.

        In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental or other liabilities with respect to these properties. We may be held liable to a governmental entity or to third persons for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, in the event we become the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

        Our internal operations are subject to a number of risks.

        We are subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls and uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

RISKS RELATING TO OUR COMMON STOCK

        There is a limited trading market for First Regional common stock.

        First Regional common stock is traded on the Nasdaq National Market under the symbol "FRGB." However, there is a limited trading market for First Regional common stock, with an average trading volume for the 30 consecutive trading days prior to April 16, 2004 of approximately 1,500 shares per trading day. There can be no assurance that a more active trading market for First Regional common stock will develop or will be sustained or that a holder of First Regional common stock will have the ability to dispose of shares of First Regional common stock in a liquid market.

        The interests of our controlling shareholders may differ from yours.

        First Regional's directors, executive officers and their related interests have voting control with respect to approximately 42% of its outstanding shares. In particular, Jack A. Sweeney, First Regional's Chairman and Chief Executive Officer, beneficially owns approximately 33% of First Regional's outstanding common stock, and has sole or shared voting power with respect to approximately 38% of the outstanding common stock. The interests of these controlling shareholders may differ from yours. Because of this beneficial ownership and voting power, our controlling shareholders may have the power to substantially control any matter presented to shareholders for a vote, including with respect to the election of directors or other material transactions, such as a future issuance of securities, a potential acquisition of, or take-over proposal made by, another company. As a result, these controlling shareholders may cause the defeat of a proposal you support, or cause the approval of a proposal you oppose. See "Shareholdings of Certain Beneficial Owners and Management" in First Regional's Proxy Statement for its 2004 Annual Meeting of Shareholders, which is incorporated herein by reference.

        Provisions in First Regional's bylaws may delay or prevent an acquisition of First Regional, which could decrease the value of its common stock, and therefore, the Shares.

        First Regional has in place various types of protections which would make it difficult for a company or investor to buy First Regional without the approval of First Regional's board of directors. These provisions include the elimination of cumulative voting and the classification of the Board of Directors into two or three classes, depending on the number of directors. See "Description of First Regional Common Stock—Certain Anti-Takeover Provisions" on page 12.

        A holder with as little as a 5% interest in First Regional could, under certain circumstances, be subject to regulation as a "bank holding company."

        A holder (not including a natural person) of 25% or more of the outstanding First Regional common stock, or 5% or more if such holder otherwise exercises a "controlling influence" over First Regional, may be subject to regulation as a "bank holding company" in accordance with the Bank Holding Company Act of 1956, as amended (the BHCA). In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of the outstanding First Regional common stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the outstanding First Regional common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder's investment in First Regional Bancorp. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "may," "will," "should," "would," and similar words, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, and other risk factors referenced in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

        First Regional cautions that these statements are further qualified by important factors, in addition to those under "Risk Factors" above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things, economic conditions and other risks described in First Regional's filings with the SEC.

        Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values of First Regional may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. First Regional does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in First Regional's subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges of First Regional for each of the periods indicated is as follows:

Fiscal Year
1999	2000	2001	2002	2003
1.659	1.814x	1.802x	2.624x	3.187x

        The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges for each period by fixed charges for that period. For purposes of these computations, "earnings" is calculated by adding First Regional's income (loss) before taxes and First Regional's fixed charges. "Fixed charges" is calculated by adding the interest First Regional pays on its indebtedness, the amount First Regional amortizes for debt financing costs and First Regional's estimate of the amount of interest within its rental expense.

MARKET FOR COMMON STOCK AND DIVIDENDS

        First Regional's common stock is quoted on the Nasdaq National Market under the symbol "FRGB." The following table sets forth, for the periods indicated, the high and low sale prices on Nasdaq. Our common stock commenced trading in 1979. We have never paid a cash dividend.

	High	Low	Dividends Paid
2001
First Quarter	$8.75	$6.00	$0.00
Second Quarter	9.00	7.00	0.00
Third Quarter	13.50	8.30	0.00
Fourth Quarter	15.75	8.11	0.00
2002
First Quarter	$13.50	$10.62	$0.00
Second Quarter	13.80	10.75	0.00
Third Quarter	15.00	11.00	0.00
Fourth Quarter	15.97	11.26	0.00
2003
First Quarter	$17.00	$12.81	$0.00
Second Quarter	21.38	15.70	0.00
Third Quarter	23.28	18.08	0.00
Fourth Quarter	29.77	21.00	0.00
2004
First Quarter	$31.52	$28.75	$0.00
Second Quarter*	$32.00	$30.00	$0.00

*
through April 15, 2004

        First Regional's common stock has been quoted on The Nasdaq National Market since 1979. As of April 15, 2004, there were 3,500,795 outstanding shares of First Regional common stock. However, there is a limited trading market for the common stock, with an average trading volume for the 30 consecutive trading days prior to April 16, 2004 of approximately 1,500 shares per trading day. There can be no assurance that a more active trading market for First Regional's common stock will develop or will be sustained or that a holder of our common stock will have the ability to dispose of shares in a liquid market.

        First Regional is a legal entity separate and distinct from the Bank. First Regional's shareholders are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefore, subject to the restrictions set forth in the California Financial Code, the California General Corporation Law and other applicable law. See "Supervision and Regulation—Bank Holding Company Regulation" on pages 5 and 6 of First Regional's Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference. We have paid no cash dividends due to our policy of preserving capital to support additional growth.

        As of April 15, 2004, there were approximately 700 shareholders of First Regional's common stock. At such date, First Regional's directors, executive officers and their related interests had voting control over approximately 42% of its outstanding shares. There are no other classes of common equity of First Regional outstanding.

DESCRIPTION OF FIRST REGIONAL COMMON STOCK

        The following summary description of First Regional's common stock does not purport to be complete and is subject to the more detailed provisions of First Regional's Articles and Bylaws and is qualified in its entirety by reference thereto.

        The authorized capital stock of First Regional consists of 50,000,000 shares of stock, no par value. As of April 15, 2004, First Regional had 3,500,795 shares of common stock issued and outstanding. First Regional has no preferred stock authorized or outstanding.

Common Stock

        Voting.    The holders of First Regional common stock currently possess exclusive voting rights in First Regional. On matters submitted to the shareholders of First Regional, the holders of First Regional common stock will be entitled to one vote for each share held. No shares have cumulative voting rights.

        Dividends.    Holders of shares of First Regional common stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor. The ability of First Regional to pay cash dividends is subject to the ability of the Bank to pay dividends or make other distributions to First Regional, which in turn is subject to limitations imposed by law and regulation. See "Supervision and Regulation—Bank Holding Company Regulation" on pages 5 and 6 of our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

        Liquidation Rights.    In the event of any liquidation or dissolution of First Regional, all assets of First Regional legally available for distribution after payment or provision for payment of (i) all debts and liabilities of First Regional, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding Preferred Stock, and will be distributed ratably, in cash or in kind, among the holders of First Regional common stock.

Certain Anti-Takeover Provisions

        First Regional's Bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential "anti-takeover" effect. These provisions include the elimination of cumulative voting and the classification of the Board of Directors into two or three classes, depending on the number of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. In addition, First Regional's directors, executive officers and their related interests have voting control with respect to approximately 42% of its outstanding shares. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These factors also render the removal of any or all incumbent directors or members of management more difficult. See "Shareholdings of Certain Beneficial Owners and Management" in First Regional's Proxy Statement for its 2004 Annual Meeting of Shareholders, which is incorporated herein by reference.

        The following description of certain of the provisions of our Bylaws is necessarily incomplete, and reference should be made in each case to such documents, which are contained as exhibits to our previous filings with the Securities and Exchange Commission. These documents include First Regional's Bylaws, included as Exhibit 3.2 to the registration statement of which this prospectus forms a part, and First Regional's Proxy Statement for its 2002 Annual Meeting of Shareholders, at which meeting these provisions were adopted, which in incorporated herein by reference. See "Additional Information About First Regional" to learn how to obtain copies of these documents.

  Elections of Directors Not by Cumulative Voting

        First Regional's Bylaws provide that the election of directors by the shareholders shall not be by cumulative voting. Cumulative voting entitles shareholders to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares owned, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. With cumulative voting, therefore, it is possible for a minority shareholder or group of shareholders to obtain representation on the Board of Directors even if a majority of shareholders prefer other candidates. To this extent, cumulative voting may permit a more representative board of directors in a company in which there are distinctly differing interests among different shareholders or shareholder groups. Without cumulative voting, directors will be elected by a simple majority vote of shares voting. Each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder. The elimination of cumulative voting eliminates the possibility of the election of one or more directors by a small group of shareholders having less than a majority of the shares voting.

  Classification of Board of Directors

        First Regional's Bylaws also provide for the classification of First Regional's Board of Directors into two or three classes, depending on the number of directors. Specifically, if the number of directors is fixed at nine or more, the Board shall be divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. In the event the number of directors is fixed at six or more, but less than nine, the Board shall be divided into two classes of directors serving staggered two-year terms with each class being as nearly equal in number as possible. Because our board is currently comprised of eight directors, there are two classes of directors, with one class serving until the 2004 annual meeting of shareholders and the other class serving until the 2005 annual meeting of shareholders and, thereafter, each class of directors serving staggered two-year terms.

        Because the classification of directors makes more difficult or deters a proxy contest or the assumption of control of the Board by a holder of a substantial block of First Regional common stock, this increases the likelihood that incumbent members of Management will retain their position. The classification of directors will apply to every election of directors whether or not a change in the composition of the Board would be beneficial and whether or not the holders of a majority of First Regional common stock believe that such a change would be desirable. This may require shareholders who do not favor the policies of the Board at least two annual meetings of shareholders to replace a majority of the Board.

        For more information on these provisions of First Regional's Bylaws, see First Regional's Bylaws, included as Exhibit 3.2 to the registration statement of which this prospectus forms a part, and First Regional's Proxy Statement for its 2002 Annual Meeting of Shareholders, which is incorporated by reference herein and which is available as described below in "Where You Can Find More Information; Incorporation of Documents by Reference."

        In addition, the directors and officers of First Regional have voting control over approximately 42% of our outstanding shares of First Regional common stock. See "Shareholdings of Certain Beneficial Owners and Management" in First Regional's Proxy Statement for its 2004 Annual Meeting of Shareholders, which is incorporated herein by reference. As a result, an attempt to acquire a controlling interest in First Regional's securities or to replace any or all of its directors would be highly difficult without the approval of the Board of Directors. Also, for this reason and because of First Regional's low trading volume, acquiring a large block of First Regional's securities may be difficult.

REGISTRATION RIGHTS

        In connection with its March 2004 private placement of 583,465 shares of First Regional common stock, First Regional entered into a registration rights agreement with each purchaser of such shares. The following description of certain provisions of the registration rights agreement is a summary and, accordingly, is not complete. The summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus forms a part, and which is incorporated herein by reference.

        Pursuant to the terms of the registration rights agreement and for the benefit of the holders of Shares, First Regional has agreed, at its expense, to:

  •
  file a shelf registration statement with the SEC to register all transfer restricted Shares on or prior to April 24, 3004;

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  use its best reasonable efforts to have the shelf registration statement declared effective on or prior to June 23, 2004; and

  •
  use its best reasonable efforts to keep the shelf registration statement effective until March 25, 2006 or such shorter period as will terminate upon the earliest to occur of the following:

  (1)
  All Shares have been sold pursuant to the shelf registration statement, and

  (2)
  all Shares, other than those held by First Regional and its affiliates, are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor rule thereof.

        First Regional has also agreed to use its best reasonable efforts to take a number of other actions necessary to permit public resales of the Shares, including, but not limited to, notifying each holder of Shares when the shelf registration statement becomes effective and providing copies of the prospectus included in the shelf registration statement to each holder of Shares.

        First Regional has also agreed use its best reasonable efforts to list the Shares on the Nasdaq Stock Market or such other exchange or automated quotation system on which First Regional's similar securities are then listed to the extent our common stock satisfies applicable listing requirements.

        Before a holder may include its Shares in the shelf registration statement, the holder must furnish First Regional in writing, within 20 days after receipt of a request therefor, with certain information regarding the holder, its holdings of Shares, its plan of distribution of Shares, and certain other information required by the registration rights agreement for use in connection with any shelf registration statement or prospectus or preliminary prospectus included therein. Each holder has agreed to be named as a selling security holder in the shelf registration statement and any prospectus included therein, and to comply with all applicable requirements of the Securities Act, including the prospectus delivery requirements thereof.

Liquidated Damages

        First Regional has agreed to pay liquidated damages, in cash, if the shelf registration statement:

  •
  has not been filed with the SEC on or prior to April 24, 2004;

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  is not declared effective on or prior to June 23, 2004; or

  •
  ceases to be effective or fails to be usable for its intended purpose without being promptly succeeded by a post-effective amendment that cures such failure, with certain exceptions.

        Liquidated damages accrue at a rate of 1.0% of the aggregate purchase price per annum for the first 90 days of registration default, increasing by an additional 0.5% for each subsequent 90 day period of registration default up to a maximum rate of 2.0% per annum. Liquidated damages will accrue at such rate from and after a registration default until the earlier of the curing of the registration default or the date on which such registration rights have terminated. At no time will First Regional be required to pay liquidated damages in excess of 2.0% of the aggregate purchase price per annum, regardless of whether one or multiple registration defaults exist.

        Liquidated damages accrue only on securities that are then restricted securities. Liquidated damages will be paid quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, with the first quarterly payment due on the first such payment date following the date on which the liquidated damages began to accrue.

Indemnification

        Pursuant to the registration rights agreement, First Regional has agreed to indemnify the selling shareholders and related parties against losses, claims, damages or liabilities arising out of or based upon any untrue statement of material fact or an omission of a material fact required to be stated in the shelf registration statement or any prospectus included therein. As a consequence of having their Shares included in the shelf registration statement, the selling security holders will agree to indemnify First Regional against losses, claims, damages or liabilities that arise out of or are based upon an untrue statement of material fact or an omission of a material fact contained in the shelf registration statement or any prospectus included therein, but only with reference to information relating to such holder furnished in writing to First Regional by such holder for use in the shelf registration statement or prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

        Our common stock has been quoted on The Nasdaq Stock Market since 1979. Future sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale, including shares issued upon the exercise of outstanding options, could adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Sale of Restricted Shares

        First Regional currently has 3,500,795 shares of common stock outstanding. In the event all of our convertible subordinated debentures are converted, up to 545,454 additional shares would be issued, for an aggregate of up to 4,046,249, assuming no exercise of outstanding options. First Regional also has 609,300 shares issuable upon the exercise of stock options First Regional has to its directors, officers and employees. Substantially all currently outstanding shares of our common stock, and all shares issuable upon conversion of our convertible subordinated debentures, are freely tradable, except for shares held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The 583,465 shares of common stock to be sold in this offering will not be freely tradable until registered. Under the registration rights agreement to be executed by First Regional and each purchaser of Shares pursuant to this offering, we will be required to use our best reasonable efforts to cause the shelf registration statement to be declared effective by the SEC by June 23, 2004. See "Registration Rights" on page 14.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which amount was approximately 35,000 shares as of April 15, 2004, or

  •
  the average weekly trading volume of our common stock on The Nasdaq Stock Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale, which amount was approximately 10,500 shares as of April 15, 2004.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, all "144(k) shares" may be sold without restriction, subject to the provisions of the lock-up agreements described herein.

Stock Options

        As of April 15, 2004, options to purchase approximately 600,000 shares of common stock were outstanding under our 1991 and 1999 stock option plans, and no shares of common stock were reserved for future issuance pursuant to such plans. In the near future, we expect to file a registration statement on Form S-8 to register all of the shares of common stock which could be purchased upon the exercise of such stock options. Accordingly, the shares purchased upon exercise of options granted under our stock option plans will be available for resale in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and the expiration of lock-up agreements.

Lock-up Agreements

        Shares held by affiliates of First Regional, including approximately 1,500,000 shares held by our officers and directors, are subject to lock-up agreements under which these individuals have agreed not to offer or sell any of these shares of common stock for a period of 90 days from March 8, 2004 (i.e., June 6, 2004), the date of the Placement Agency Agreement, without the prior written consent of the Placement Agent, Keefe, Bruyette & Woods, Inc. Sales of a substantial number of shares of our common stock following the expiration of the lock-up period could cause our stock price to fall.

SELLING SHAREHOLDERS

        On March 25, 2004, First Regional issued and sold 583,465 shares of its common stock at a price per share of $29.50, for aggregate proceeds of approximately $17,212,000. The shares were sold in private placement transactions to "accredited investors" pursuant to Regulation D under the Securities Act. The selling shareholders, including their transferees, pledgees, donees or successors, may from time to time, offer and sell any or all of the registrable securities pursuant to this prospectus or prospectus supplement. The selling shareholders will receive the proceeds from this offering. First Regional will not receive any of the proceeds from this offering.

        The following table sets forth certain information with respect to each selling shareholder, including their name, the number of shares of First Regional common stock beneficially owned prior to the offering and being offered by each selling shareholder, and the percentage of the outstanding shares of First Regional common stock owned by each selling shareholder before and after conversion of any convertible subordinated debentures owned by such selling shareholder. Because each selling shareholder may sell all or some of the registrable securities from time to time pursuant to transactions exempt from the registration requirements of the Securities Act, no estimate can be given as to the amount of First Regional common stock that will be held by each selling shareholder upon termination of any particular offering. See "Plan of Distribution" on page 20.

Selling Shareholder	Number of Shares of Common Stock Offered Hereby(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering (Excluding Shares Issuable Upon Conversion of Debentures)(2)	Number of Shares of Common Stock Issuable Upon Conversion of Debentures(3)	Number of Shares of Common Stock Beneficially Owned Prior to Offering (Including Shares Issuable Upon Conversion of Debentures)(4)	Percentage of Outstanding Common Stock Beneficially Owned (Excluding Shares Issuable Upon Conversion of Debentures)	Percentage of Outstanding Common Stock Beneficially Owned (Including Shares Issuable Upon Conversion of Debentures)(5)
Selling Shareholders Affiliated with Capital Research and Management Company:
SMALLCAP World Fund, Inc. (nominee name: CLIPPERBAY & CO.)	139,200	139,200	0	139,200	3.98%	3.98%
American Funds Insurance Series—Global Small Capitalization Fund (nominee name: PIPING & CO.)	100,800	100,800	0	100,800	2.88%	2.88%
Other Securityholders Affiliated with Capital Research and Management Company	0	0	0	0	0%	0%

Total	240,000	240,000	0	240,000	6.86%	6.86%

Selling Shareholders Affiliated with SuNOVA Capital, L.P.:
SuNOVA Offshore Ltd.	65,600	65,600	68,218	133,818	1.87%	3.75%
SuNOVA Partners, L.P.	32,000	32,000	40,872	72,872	0.91%	2.06%
SuNOVA Long Term Opportunity Fund, L.P.	22,400	22,400	0	22,400	0.64%	0.64%
Other Securityholders Affiliated with SuNOVA Capital, L.P.	0	0	0	0	0%	0%

Total	120,000	120,000	109,090	229,090	3.43%	6.35%

Selling Shareholders Affiliated with John Hancock Advisers, LLC:
John Hancock Bank and Thrift Opportunity Fund (nominee name: Hare & Co.)	100,000	100,000	0	100,000	2.86%	2.86%
Other Securityholders Affiliated with John Hancock Advisers, LLC	0	0	0	0	0%	0%

Total	100,000	100,000	0	100,000	2.86%	2.86%

First Financial Fund, Inc. (nominee name: Hare & Co.) (6)	50,000	50,000	116,363	166,363	1.43%	4.60%

Total	50,000	50,000	116,363	166,363	1.43%	4.60%

Selling Shareholders Affiliated with THE BANC FUNDS COMPANY, L.L.C.:
BANC FUND V L.P.	25,000	25,000	54,545	79,545	0.71%	2.24%
BANC FUND VI L.P.	25,000	27,690	72,727	100,417	0.79%	2.81%
Other Securityholders Affiliated with THE BANC FUNDS COMPANY, L.L.C.	0	0	0	0	0%	0%

Total	50,000	52,690	127,272	179,962	1.51%	4.96%

Selling Shareholders Affiliated with KBW Asset Management, Inc.:
KBW Small Cap Financial Services Fund LP	16,865	16,865	13,818	30,683	0.48%	0.87%
Roslyn Bancorp Inc	2,400	2,400	2,182	4,582	0.07%	0.13%
DCM Limited	2,200	2,200	2,181	4,381	0.06%	0.13%
KBW Relative Value Financial Services Fund LP	1,300	1,300	0	1,300	0.04%	0.04%
Cross Staff Aquila US Ltd	700	700	0	700	0.02%	0.02%

Other Securityholders Affiliated with KBW Asset Management, Inc. (7)	0	0	0		0	0%	0.00%

Total	23,465	23,465	18,181		41,646	0.67%	1.18%

All Other Selling Shareholders or Future Transferees, Pledgees, Donees, Assignees or Successors of Any Such Shareholders (8)	0	0	0		0	0%	0%

Total	583,465	586,155	370,906	(9)	957,061	16.74%	24.72%

1
Represents shares of common stock purchased in First Regional's private placement of 583,465 shares on March 25, 2004. Such shares may be sold pursuant to this prospectus when the registration statement in which this prospectus is included is declared effective by the SEC.

2
Includes shares of common stock purchased in First Regional's private placement of March 25, 2004 and any other shares of First Regional common stock owned by the selling shareholder. Does not include any shares of common stock issuable upon conversion of First Regional's 6% Convertible Subordinated Debentures due 2023 which may be held by the applicable shareholder.

3
Assumes conversion of all 6% Convertible Subordinated Debentures due 2023 held by such shareholder at the initial conversion price of $27.50, or approximately 36.3636 shares of First Regional common stock per $1,000 principal amount of Debentures, rounded down to the nearest whole number of shares. The debentures are convertible at any time at the option of the holder. The conversion rate is subject to adjustment upon the occurrence of specified events. As a result, the number of shares of First Regional common stock issuable upon conversion of the Debentures may increase or decrease in the future.

4
Includes all shares of First Regional common stock held by such shareholder plus all shares issuable upon conversion of convertible debentures.

5
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,500,795 shares of common stock outstanding as of April 15, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all debentures held by such holder, but we assume no conversion by any holders unaffiliated with the holder.

6
Wellington Management Company, LLP ("Wellington Management") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. In its capacity as investment sub-adviser to First Financial Fund, Inc., under Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder, Wellington Management may be deemed to share beneficial ownership. First Financial Fund, Inc. retains sole voting power. In addition, Wellington Management has other client accounts for which it serves as investment adviser or sub-adviser, which client accounts hold an aggregate of 176,044 shares of First Regional common stock, including 174,544 shares issuable upon conversion of debentures.

7
KBW Asset Management, Inc. holds $500,000 principal amount of debentures, or 18,181 shares of common stock after conversion.

8
Amounts reflect assumption that any other holders of shares of common stock covered by this registration statement, or future transferees, pledgees, donees, assignees or successors of or from any such other shareholders, do not beneficially own any First Regional common stock. Information concerning other selling shareholders, if any, will be set forth in amendments hereto from time to time, if required.

9
Maximum number of shares issuable pursuant to conversion of all debentures is 545,454. Total may not reflect actual number of shares to be issued by First Regional because holders of debentures will receive cash in lieu of any fractional shares upon conversion.

        To the best of First Regional's knowledge, none of the selling shareholders, nor any of their affiliates, have any position, office or other material relationship with First Regional or any of First Regional's affiliates. The selling shareholders have represented to First Regional that none of them, nor any of their affiliates, are broker-dealers or required to be licensed as a broker-dealer, except that certain selling shareholders are affiliated with KBW Asset Management, Inc.—namely, KBW Small Cap Financial Services Fund LP, Roslyn Bancorp Inc, DCM Limited, KBW Relative Value Financial Services Fund LP and Cross Staff Aquila US Ltd (together, the "KBW Selling Shareholders"). KBW Asset Management, Inc. is an affiliate of Keefe, Bruyette & Woods, Inc., which is a licensed broker-dealer and which served as placement agent in First Regional's March 2004 private placement of the 583,465 Shares being offered hereby. The KBW Selling Shareholders have also represented to First Regional that they purchased their Shares in the ordinary course of business and that, at the time of the purchase of securities to be resold pursuant to this prospectus, there was no agreement or understanding, either directly or indirectly, with any person to distribute the securities. Each of the KBW Selling Shareholders may be deemed a statutory underwriter under the Securities Act of 1933.

        Information about the selling shareholders may change over time. The selling shareholders identified above may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act, all or a portion of their registrable securities since the date on which they provided the information regarding the table above. First Regional prepared this table based on the information supplied to First Regional by the selling shareholders named in the table.

PLAN OF DISTRIBUTION

        The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may, from time to time, sell the Shares directly to purchasers. Alternatively, the selling shareholders may offer the Shares from time to time to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities, for whom they may act as agents. The compensation as to a particular broker-dealer may be in excess of customary commissions. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of Shares may, in connection with these sales, be deemed to be "underwriters" within the meaning of the Securities Act, and any profit from the sale of such securities by them and any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling shareholders may sell the Shares from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, as determined by the selling shareholders. The sale of Shares may be effected in transactions:

  •
  on the Nasdaq National Market, or any other national securities exchange or quotation service on which the First Regional common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus. The selling shareholders may not sell any security described herein pursuant to this prospectus, and may not transfer, devise or gift such securities pursuant to this prospectus, by means other than those described in this prospectus.

        These sales may include block transactions or "crosses." Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. The selling shareholders may also enter into hedging transactions with broker-dealers in connection with the sales of Shares. These broker-dealers may in turn engage in short sales of Shares in the course of hedging their positions. The selling shareholders may sell short the Shares to close out short positions, or loan or pledge the Shares to broker-dealers that, in turn, may sell the Shares.

        At the time a particular offering of Shares is made, if required, a prospectus supplement will be distributed setting forth the names of the selling shareholders, the aggregate amount of Shares being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commission or concessions allowed or reallowed or paid to the broker-dealers.

        To comply with certain states' securities laws, if applicable, the selling shareholders will offer or sell Shares in such jurisdictions only through registered or licensed brokers-dealers. In addition, in some states the selling shareholders may not sell Shares unless the Shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

        Pursuant to the registration rights agreement, all expenses of the registration of Shares will be paid by First Regional, including, without limitation, any SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions and any expenses of such holder in connection with the shelf registration statement, including such holder's fees of counsel. The selling shareholders will be indemnified by First Regional against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. First Regional will be indemnified by the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

        Pursuant to the registration rights agreement, First Regional is required to use its best reasonable efforts to keep the shelf registration statement continuously effective for a period of two years from the closing of the issuance of the Shares (that is, until March 25, 2006) or such shorter period that will terminate upon the earlier of the date on which the Shares have all been sold pursuant to the shelf registration statement and the date on which the Shares are permitted to be freely sold or distributed to the public pursuant to Rule 144(k) of the Securities Act. See "Registration Rights" on page 14.

USE OF PROCEEDS

        The selling shareholders will receive all of the proceeds from the sale of the First Regional common stock offered pursuant to this prospectus. First Regional will not receive any of the proceeds from the sale of the securities offered pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This summary of material United States federal tax considerations is for general information only and is not tax advice. We urge you to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the Federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

        The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of the Shares. "Non-U.S. holders" of the Shares should consult their tax advisors with respect to tax consequences arising under the tax laws of both the United States and other jurisdictions. "U.S. holder" means a beneficial owner of a Share that is:

  •
  an individual citizen or resident of the United States;

  •
  A corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership, or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless its source; or

  •
  A trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

  Sale, Exchange or Redemption of the Shares

        Upon the sale, exchange (other than a conversion or other tax-free exchange) or redemption of a Share, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption and (ii) your adjusted tax basis in the Share. Your adjusted tax basis in a Share generally will equal the amount you paid for the Share.

        Any gain or loss recognized on a disposition of the Share will be capital gain or loss. If you are an individual and have held the Share for more than one year, such capital gain will generally be subject to tax at a maximum rate of 15%. Your ability to deduct capital losses may be limited.

  Dividends

        Distributions, if any, made on a Share generally will be ordinary dividend income, to the extent of our current or accumulated earnings and profits, and subject to taxation at the applicable dividend rates. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Subject to certain restrictions, if you are a corporate U.S. holder, dividends received by you will be eligible for a dividends received deduction.

  Liquidated Damages

        In the event of a registration default, we are required to pay liquidated damages. You must include any such liquidated damages paid or accrued as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes. See "Registration Rights—Liquidated Damages" on page 14.

  Sale, Exchange or Redemption of Common Stock

        Upon the sale, exchange or redemption of our common stock you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your ability to deduct capital losses may be limited.

  Backup Withholding and Information Reporting

        We are required to furnish to the record holders of the Shares, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on Shares.

        You may be subject to backup withholding with respect to dividends paid on the Shares or with respect to proceeds received from a disposition of the Shares. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number ("TIN"), which, for an individual is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. holders will be entitled to credit any amounts withheld under the backup withholding rules against your actual tax liabilities provided the required information is furnished to the IRS.

        The preceding discussion of material United States federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisors as to the particular tax considerations to you of the acquisition, ownership and disposition of the Shares, including the effect and applicability of state, local, foreign or other tax laws, as well as the consequences of any proposed change in applicable laws.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows First Regional to "incorporate by reference" information into this prospectus, which means that First Regional can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. However, as allowed by SEC rules, this prospectus does not contain all the information you can find in the First Regional registration statement or the exhibits to the registration statement. This prospectus incorporates by reference the documents set forth below that First Regional previously filed with the SEC, excluding information furnished (and not filed) pursuant to Items 7, 9 or 12 of Form 8-K, except that the information provided under Item 9 of First Regional's Current Reports on Form 8-K filed with the SEC on November 6, 2003 and on April 1, 2004 is incorporated herein by reference, notwithstanding the statements to the contrary contained therein. These documents contain important information about First Regional and its financial condition.

First Regional SEC Filings (File No. 000-10232)	Period
Annual Report on Form 10-K	Year ended December 31, 2003, filed on March 8, 2004
Current Reports on Form 8-K	Furnished or filed, as applicable, on November 6, 2003 (Items 7 and 9), January 13, 2004 (Items 7 and 12), April 1, 2004 (Items 7 and 9) and April 15, 2004 (Items 7 and 12)
Proxy Statements on Schedule 14A	For 2002 Annual Meeting of Shareholders, filed on April 29, 2002; and for 2004 Annual Meeting of Shareholders, filed on April , 2004

        All additional documents that First Regional may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock, shall also be deemed to be incorporated by reference, excluding information furnished (and not filed) pursuant to Items 7, 9 or 12 of Form 8-K.

        References herein to "this prospectus" are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that First Regional later files with the SEC before the termination of this offering of common stock will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Upon written or oral request, First Regional will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered, a copy of any documents incorporated by reference in this prospectus but not delivered along with this prospectus free of charge, excluding all exhibits, unless First Regional specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:

  First Regional Bancorp
  Attention: Chief Financial Officer
  1801 Century Park East, Suite 800
  Los Angeles, California 90067
  Telephone: (310) 552-1776
  Facsimile: (310) 552-1772

        First Regional files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that First Regional files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. First Regional's SEC filings are available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. Such documents are also available through First Regional's website at www.firstregional.com.

LEGAL MATTERS

        The validity of the Shares offered by this prospectus has been passed upon for First Regional by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.

EXPERTS

        The financial statements incorporated in this prospectus by reference from First Regional Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby. All amounts, other than the SEC Registration fee, are estimates.

SEC Registration fee	$2,255
Printing, duplicating and engraving expenses	$15,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Miscellaneous	$20,000

Total	$52,255

Item 15. Indemnification of Directors and Officers.

        First Regional Bancorp is a California corporation. Section 317 of the California Corporations Code, set forth below, provides for the indemnification of agents of the corporation. Directors, officers and employees of First Regional are included as agents.

        "Section 317. Indemnification of Corporate "Agent."

        (a)   For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expense" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

        (b)   A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

        (c)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under this subdivision for any of the following:

          (1)   In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

          (2)   Of amounts paid in settling or otherwise disposing of a pending action without court approval.

          (3)   Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        (d)   To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

        (e)   Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

          (1)   A majority vote of quorum consisting of directors who are not parties to such proceeding.

          (2)   If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

          (3)   Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

          (4)   The court is which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

        (f)    Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay the amount unless if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of 315 do not apply to advances made pursuant to this subdivision.

        (g)   The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitation required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder all continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

        (h)   No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

          (1)   That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

          (2)   That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

        (i)    A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against the liability under this section. The fact that a corporation owns all or a portion of the shares of First Regional issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) First Regional issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction or organization, (B) First Regional issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of First Regional issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

        (j)    This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207."

        Section 3.14 of the Registrant's bylaws provide for indemnification of agents of the Registrant upon terms which are substantially similar to those of Section 317, above. In addition, each of the directors and officers of First Regional Bancorp have entered into indemnity agreements with First Regional Bancorp and its subsidiary, First Regional Bank, in conformity with the bylaw provision noted above.

Item 16. Exhibits.

        See Exhibit Index attached hereto and incorporated by reference.

Item 17. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to shareholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on April 15, 2004.

FIRST REGIONAL BANCORP
Date: April 15, 2004	By:	/s/ JACK A. SWEENEY Jack A. Sweeney, Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ JACK A. SWEENEY Jack A. Sweeney	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 15, 2004
/s/ ELIZABETH THOMPSON Elizabeth Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2004
/s/ LAWRENCE J. SHERMAN Lawrence J. Sherman	Director, Vice Chairman of the Board	April 15, 2004
/s/ FRED M. EDWARDS Fred M. Edwards	Director	April 15, 2004
/s/ H. ANTHONY GARTSHORE H. Anthony Gartshore	Director	April 15, 2004
/s/ GARY M. HORGAN Gary M. Horgan	Director	April 15, 2004
/s/ THOMAS E. MCCULLOUGH Thomas E. McCullough	Director	April 15, 2004
/s/ RICHARD E. SCHRIEBER Richard E. Schreiber	Director	April 15, 2004
/s/ MARILYN J. SWEENEY Marilyn J. Sweeney	Director	April 15, 2004

S-1

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of First Regional Bancorp, as amended, filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of First Regional Bancorp for the three months ended September 30, 2003, and incorporated herein by reference
3.2
Bylaws of First Regional Bancorp, as amended, filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q of First Regional Bancorp for the three months ended September 30, 2003, and incorporated herein by reference
4.1
Registration Rights Agreement, dated March 25, 2004, between First Regional Bancorp and each party that purchased shares of First Regional's common stock in its private placement of March 25, 2004, filed as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on April 1, 2004, and incorporated herein by reference
4.2
Indenture governing First Regional Bancorp's 6% Convertible Subordinated Debentures due 2023, dated as of October 30, 2003, between First Regional Bancorp, as Issuer, and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on November 6, 2003, and incorporated herein by reference
4.3
Form of 6% Convertible Subordinated Debenture due 2023 (incorporated by reference to Article Two of the indenture included as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on November 6, 2003)
4.4
Registration Rights Agreement, dated October 30, 2003, between First Regional Bancorp and each initial purchaser of First Regional Bancorp's 6% Convertible Subordinated Debentures due 2023, filed as Exhibit 4.3 to the Current Report on Form 8-K of First Regional Bancorp filed on November 6, 2003, and incorporated herein by reference
4.5
Indenture governing First Regional Bancorp's Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2034, dated as of March 17, 2004, between First Regional Bancorp, as issuer, and U.S. Bank National Association, as debenture trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K of First Regional Bancorp filed on April 1, 2004, and incorporated herein by reference
4.6
Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2034 (incorporated by reference to Exhibit A to the indenture included as Exhibit 4.2 to the Current Report on Form 8-K of First Regional Bancorp filed on April 1, 2004)
4.7
Indenture governing First Regional Bancorp's Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2032, dated as of September 26, 2002, between First Regional Bancorp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K of First Regional Bancorp filed on October 6, 2003, and incorporated herein by reference
4.8
Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2032 (incorporated by reference to Exhibit A to the indenture included as Exhibit 4.2 to the Current Report on Form 8-K of First Regional Bancorp filed on October 6, 2003)

4.9
Indenture governing First Regional Bancorp's Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2031, dated as of December 18, 2001, between First Regional Bancorp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, filed as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on October 6, 2003, and incorporated herein by reference
4.10
Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2032 (incorporated by reference to Exhibit A to the indenture included as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on October 6, 2003)
5.1	*	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P.
12.1	*	Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Horgan, Rosen, Beckham & Coren, LLP (included in Exhibit 5.1 and incorporated herein by reference)
23.2	*	Independent Auditors' Consent

*
Filed herewith

QuickLinks

PROSPECTUS SUMMARY
The Offering
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
MARKET FOR COMMON STOCK AND DIVIDENDS
DESCRIPTION OF FIRST REGIONAL COMMON STOCK
REGISTRATION RIGHTS
SHARES ELIGIBLE FOR FUTURE SALE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX